UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2009

SEALY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08738	36-3284147
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

Sealy Drive One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Third Lien Convertible Notes

On July 10, 2009, Sealy Corporation (“Parent”) and Sealy Mattress Company (the “Company” and, together with Parent, the “Co-Issuers”) entered into an indenture (the “Base Indenture”), as amended and supplemented by a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) governing the issuance of $177,132,000 in aggregate initial principal amount of 8% senior secured third lien convertible notes due 2016 (the “Notes”) that were offered and sold in connection with the consummation of Parent’s rights offering, where Parent distributed at no charge to the holders of Parent common stock, par value $0.01 per share (the “Common Stock”), transferable subscription rights to purchase the Notes. This summary is not a complete description of all of the terms of the Notes.

General. The Co-Issuers issued the Notes under the Indenture entered into among Parent, the Company, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

Principal, maturity and interest. The Notes have an initial aggregate principal amount of $177,132,000 and will mature on July 15, 2016. Interest on the Notes will accrue at the rate of 8% per annum and will compound on a semi-annual basis on January 15 and July 15, commencing on July 15, 2009. The Co-Issuers will not pay interest in cash on an interest payment date, but instead the principal amount of the Notes will be increased as of such interest payment date by an accretion amount equal to the interest payable for the interest period ending immediately prior to such interest payment date.

Guarantees. All payments on the Notes, including principal and interest, are jointly and severally guaranteed on a senior secured basis by Sealy Mattress Corporation and all of the Company’s existing wholly-owned domestic restricted subsidiaries (the “subsidiary guarantors”).

Conversion rights. Subject to Parent’s right to terminate conversion rights in certain circumstances on or after July 15, 2012, holders may convert their Notes into shares of Common Stock (plus cash in lieu of fractional shares) at any time prior to the close of business on the business day immediately preceding the maturity date. The Notes are convertible into shares of Common Stock at an initial conversion price of $1.00 per share. The number of shares of Common Stock issuable upon conversion of any individual Note will increase on each interest payment date to reflect the accretion of interest on such Note for the immediately preceding interest period. The conversion price in effect at any given time will be subject to adjustment as set forth in the Indenture. In addition, following certain corporate transactions that occur prior to maturity, the Co-Issuers will decrease the conversion price for a holder that elects to convert its Notes in connection with such a corporate transaction in certain circumstances as described in the Indenture.

Limitation of beneficial ownership. No holder of the Notes (other than Kohlberg Kravis Roberts & Co. L.P., its affiliates and certain members of management) is permitted to receive shares upon conversion of the Notes to the extent such conversion will result in such holder becoming a “beneficial owner” under the securities laws by owning 5% or more of the shares of Common

Stock. In addition, no holder of more than 5% of Common Stock at May 27, 2009 (other than Kohlberg Kravis Roberts & Co. L.P., its affiliates and certain members of management) may receive shares upon conversion of the Notes to the extent such conversion will result in such holder becoming a “beneficial owner,” directly or indirectly, of more than an additional 1% of the shares of Common Stock upon conversion of the Notes. These limitations on beneficial ownership will be terminated (i) upon 61 days’ notice to Parent by any holder of Notes, solely with respect to the Notes beneficially owned by such holder, (ii) immediately upon delivery by Parent of notice of its election to terminate conversion rights to the extent permitted by the Indenture, (iii) immediately upon delivery by Parent of notice of a fundamental change (as defined in the Indenture) or (iv) on June 15, 2016.

Termination of conversion rights. On or after July 15, 2012, Parent may elect to terminate holders’ conversion rights if (i) the closing sale price of the Common Stock equals or exceeds 250% of the conversion price then in effect for at least 20 consecutive trading days ending on the trading day immediately preceding the date of the notice of termination of conversion rights and (ii) as of the date of the notice of termination of conversion rights, the ratio of Parent’s net debt measured as of the end of the most recently ended fiscal quarter to Parent’s EBITDA for the most recently ended four full fiscal quarters is less than 3.4 to 1.0.

Collateral. The Notes and the guarantees are secured by a third-priority lien (subject to certain exceptions and permitted liens) on the capital stock of the Company and all the tangible and intangible assets of the Company and the subsidiary guarantors including, without limitation, the capital stock of any subsidiary held by the Company or any subsidiary guarantor (but limited to 65% of the voting stock of any such first-tier subsidiary that is a foreign subsidiary) (collectively, the “Collateral”). Such liens may be released in certain circumstances upon release of the liens securing the Company’s new asset-based revolving credit facility maturing in 2013 (the “ABL Revolver”) or the Company’s 10.875% senior secured notes due 2016 (the “First Lien Notes”).

Ranking. The Notes and the guarantees are the Co-Issuers’ and the subsidiary guarantors’ senior secured obligations. The indebtedness evidenced by the Notes and the guarantees:

•      ranks senior in right of payment to any existing and future subordinated indebtedness, including the Company’s existing senior subordinated notes (and any guarantees thereof by the subsidiary guarantors thereof);

•      ranks equally in right of payment with all of the Co-Issuers’ and the subsidiary guarantors’ existing and future senior indebtedness, including the First Lien Notes and amounts outstanding under the ABL Revolver, subject to the senior prior liens on the Collateral securing the First Lien Notes, the ABL Revolver and certain refinancings thereof;

•      is secured on a third-priority lien basis by the Collateral, subject to certain permitted liens under the Indenture;

•      ranks equally to the Co-Issuers’ and the subsidiary guarantors’ obligations under any other pari passu lien obligations incurred after the issue date to the extent of the value of the Collateral;

•      is effectively subordinated to obligations of the Co-Issuers’ and the subsidiary guarantors’ under the First Lien Notes and ABL Revolver and certain refinancings of such debt and any other debt incurred after the issue date that has a senior-priority security interest in the Collateral relative to the Notes, in each case, to the extent of the value of the Collateral;

•      is effectively senior to any unsecured indebtedness of the Co-Issuers and the subsidiary guarantors to the extent of the value of the Collateral remaining after the payment of indebtedness benefiting from prior liens; and

•      is structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of Parent or the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of its guarantor subsidiaries).

The Indenture permits additional indebtedness or other obligations to be secured by the Collateral (i) on a lien priority basis senior or pari passu with the Notes, subject to certain limitations; and (ii) on a junior priority basis relative to the Notes, without regard to any such limitations.

No optional redemption. The Notes may not be redeemed by the Co-Issuers prior to the maturity date.

Repurchase upon fundamental change. A holder may require the Co-Issuers to repurchase some or all of its Notes for cash upon the occurrence of a fundamental change (as defined in the Indenture) at a price equal to 100% of the principal amount of the Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Make whole event. If certain transactions that constitute a “make whole event” (as defined in the Indenture) occur on or prior to the maturity date, under certain circumstances, Parent will decrease the conversion price with respect to any conversion of Notes in connection with such transaction. The decrease in the conversion price will be determined based on the conversion date and the price paid per share of the Common Stock in such transaction.

Anti-dilution adjustments. The Indenture includes customary anti-dilution adjustments.

Restrictive covenants and other matters. The Indenture includes affirmative and negative covenants that, subject to a number of significant qualifications and exceptions, limit the Company’s ability and the ability of its subsidiaries to, among other things:

•      incur additional indebtedness or issue certain preferred shares;

•      create liens on certain assets to secure debt;

•      agree to any restrictions on the ability of restricted subsidiaries to make payments to the Company;

•      consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•      engage in transactions with affiliates.

The Notes include customary events of default, including among other things payment defaults, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments and actual or asserted failure of certain guarantees or security interests to be in full force and effect. If such an event of default occurs, the trustee or certain holders of the Notes, as applicable, may be entitled to take various actions, which may include the acceleration of amounts due under the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On July 13, 2009, Parent announced the results of its previously announced rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on July 2, 2009.  Parent has been informed by the subscription agent that approximately 96.4% of the subscription rights were exercised for approximately $170.8 million aggregate principal amount of the Notes, which includes approximately $89.7 million by Sealy Holding LLC, the Company’s majority shareholder. Parent received oversubscription requests for $135,749,375 aggregate principal amount of Notes. The approximately $6.3 million aggregate principal amount available pursuant to the oversubscriptions were allocated among those who properly exercised their oversubscription privilege in accordance with the proration procedures described in the prospectus supplement for the rights offering for a total issuance by the Company of $177,132,000 aggregate principal amount of Notes. The closing of the rights offering and issuance of the Notes occurred on Friday, July 10, 2009. The Notes were approved for listing on the New York Stock Exchange on July 13, 2009 and will begin trading on the NYSE on July 17, 2009 under the symbol “ZZC”.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

4.1           Indenture, dated as of July 10, 2009, among Sealy Mattress Company, the guarantors thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.2           Supplemental Indenture, dated as of July 10, 2009, among Sealy Mattress Company, Sealy Corporation, the guarantors thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SEALY CORPORATION

Date: July 16, 2009	/s/ KENNETH L. WALKER
	By:	Kenneth L. Walker
	Title:	Senior Vice President and General Counsel